Exhibit 10.29

HOST HOTELS & RESORTS, INC.

Non-Employee Directors’ Deferred Stock Compensation Plan

As Amended and Restated Effective as of January 1, 2008

ARTICLE VI DEFERRAL ELECTIONS IN LIEU OF CASH PAYMENT		5

6.1	General Rule	5
6.2	Timing of Elections	5
6.3	Form of Election	6
6.4	Establishment of Stock Unit Account	7
6.5	Credit of Dividend Equivalents	7

ARTICLE VII DIRECTOR STOCK AWARDS		7

7.1	Qualification and Amount	7
7.2	Vesting	7
7.3	Credit of Dividends and Dividend Equivalents	8

ARTICLE VIII SETTLEMENT OF STOCK UNITS AND DIRECTOR STOCK AWARDS		8

8.1	Payment Options	8
8.2	Payment Timing	8
8.3	Continuation of Dividend Equivalents	8
8.4	In Kind Dividends	8

ARTICLE IX SPECIAL ONE-TIME DIRECTOR STOCK AWARDS		9

9.1	Special One-Time Director Stock Awards	9
9.2	Vesting	9
9.3	Conversion and Payment of Special One-Time Director Stock Awards	9

ARTICLE X UNFUNDED STATUS		9

ARTICLE XI DESIGNATION OF BENEFICIARY		9

ARTICLE XII ADJUSTMENT PROVISIONS		9

ARTICLE XIII PLAN CONSTRUCTION		10

ARTICLE XIV GENERAL PROVISIONS		10

14.1	No Right to Continue as a Director	10
14.2	No Shareholder Rights Conferred	10
14.3	Change to the Plan	10
14.4	Consideration	11
14.5	Compliance with Laws and Obligations	11
14.6	Limitations on Transferability	11
14.7	Governing Law	11
14.8	Plan Termination	12

ii

HOST HOTELS & RESORTS, INC.

Non-Employee Directors’ Deferred Stock Compensation Plan

WHEREAS, Host Marriott Corporation sponsored the Host Marriott Corporation Non-Employee Directors’ Deferred Stock Compensation Plan, as amended and restated January 1, 2005 (the “Plan”); and

WHEREAS, Host Marriott Corporation changed its name to Host Hotels & Resorts, Inc.; and

WHEREAS, pursuant to Section 14.3 of the Plan, the Board (as defined in Section 2.1) reserves the right to amend the Plan at any time; and

WHEREAS, the Board has determined to amend the Plan to reflect the final regulations issued under Section 409A of the Internal Revenue Code (as part of the American Jobs Creation Act of 2004); and

WHEREAS, Host Hotels & Resorts, Inc. intends to comply fully with the requirements of Section 409A of the Code, and Treasury regulations to be issued from time to time interpreting the statute;

NOW, THEREFORE, set forth herein are the terms of the Plan, as amended and restated effective as of January 1, 2008, for the benefit of certain non-employee directors.

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The Host Hotels & Resorts, Inc. Non-Employee Directors’ Deferred Stock Compensation Plan (the “Plan”) is intended to advance the interests of Host Hotels & Resorts, Inc. and its shareholders by providing a means to attract and retain highly-qualified persons to serve as non-employee Directors and to promote ownership by non-employee Directors of a greater proprietary interest in Host Hotels & Resorts, Inc., thereby aligning such Directors’ interests more closely with the interests of shareholders of Host Hotels & Resorts, Inc.

1.2 Effective Date. This amendment and restatement of the Plan shall become effective as of January 1, 2008.

ARTICLE II

DEFINITIONS

The following terms shall be defined as set forth below:

2.1 Board.

“Board” means the Board of Directors of the Company.

2.2 Code.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.3 Committee.

“Committee” has the meaning set forth in Section 4.1.

2.4 Company.

“Company” means Host Hotels & Resorts, Inc., a Maryland corporation, or any successor thereto.

2.5 Contribution Date.

“Contribution Date” means the Contribution Date as defined in the Employee Benefits and Other Employment Matters Allocation Agreement between Host Hotels & Resorts, Inc., Host Hotels & Resorts, L.P. and Crestline Capital Corporation.

2.6 Deferral Date.

“Deferral Date” has the meaning set forth in Section 6.4.

2.7 Deferral Election.

“Deferral Election” means the written election filed with the Committee in accordance with Sections 6.2(a).

2.8 Director.

“Director” means any individual who is a member of the Board.

2.9 Director Stock Awards.

“Director Stock Awards” means the stock awards described in Article VII of this Plan.

2.10 Distribution Election.

“Distribution Election” means the written election filed with the Committee in accordance with Sections 6.2(b).

2.11 Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules thereto.

2.12 Fair Market Value.

“Fair Market Value” means the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before and the nearest day after the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Committee.

2.13 Fees.

“Fees” means all or part of any retainer and/or fees payable to a non-employee Director in his or her capacity as a Director.

2.14 Participant.

“Participant” means a Director who is not employed by the Company or its affiliates and who is approved by the Board to participate in this Plan.

2.15 Plan.

“Plan” has the meaning set forth in Section 1.1.

2.16 Secretary.

“Secretary” means the Corporate Secretary or any Assistant Corporate Secretary of the Company.

2.17 Separation from Service.

“Separation from Service” shall mean the termination of Participant’s services to the Employer in accordance with Treas. Reg. §1.409A-1(h). A transfer within and among the Employer and any member of a controlled group, as provided in Code Section 409A(d)(6), shall not be deemed a Separation from Service.

2.18 Shares.

“Shares” means shares of the common stock of Company, par value $1.00 per share, for the period before the Contribution Date, and shares of common stock of the Company, par value $0.01 per share, for the period beginning on or after the Contribution Date.

2.19 Special One Time Director Stock Awards.

“Special One-Time Director Stock Awards” means the stock awards described in Article IX of this Plan.

2.20 Stock Units.

“Stock Units” means the credits to a Participant’s Stock Unit Account under Article VI of this Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

2.21 Stock Unit Account.

“Stock Unit Account” means the bookkeeping account established by the Company pursuant to Section 6.4.

ARTICLE III

SHARES AVAILABLE UNDER THE PLAN

Subject to adjustment as provided in Article XII, the maximum number of Shares that may be distributed in settlement of Stock Unit Accounts under this Plan shall not exceed 500,000. Such Shares may include authorized but unissued Shares or treasury Shares.

ARTICLE IV

ADMINISTRATION

4.1 Plan Administration. This Plan shall be administered by the Board’s Compensation Policy Committee (the “Committee”), or such other committee which shall be composed of “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act as may be designated by the Board. Notwithstanding the foregoing, no Director who is a Participant under this Plan shall participate in any determination relating solely or primarily to his or her own Shares, Stock Units or Stock Unit Account.

4.2 Administrative Duty. It shall be the duty of the Committee to administer this Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deems necessary or appropriate.

4.3 Committee Authority. The Committee shall have the authority to make all determinations it deems necessary or advisable for administering this Plan, subject to the limitations in Section 4.1 and other explicit provisions of this Plan.

ARTICLE V

ELIGIBILITY

5.1 Eligibility. Each Director who is not an employee of the Company or its affiliates shall be eligible to defer Fees under Article VI of this Plan and to receive Director Stock Awards under Article VII of this Plan.

5.2 Employment. If such Director subsequently becomes an employee of the Company (or any of its subsidiaries), but does not incur a Separation from Service, such Director shall (a) continue as a Participant with respect to Fees previously deferred and (b) cease eligibility with respect to all future Fees, if any, earned while an employee and with respect to any further Director Stock Awards.

5.3 Stock Ownership Limits. Notwithstanding any other provision to the contrary, a Director shall not be eligible to participate in the Plan and shall cease to be a Participant, to the extent such Director was a Participant immediately before the application of this Section 5.3 to such Director, if the participation of such Director would violate the ownership limits set forth in Article VIII of Host Hotels & Resorts, Inc.’s Articles of Restatement of Articles of Incorporation.

ARTICLE VI

DEFERRAL ELECTIONS IN LIEU OF CASH PAYMENT

6.1 General Rule. Each Director may, in lieu of receipt of Fees, defer such Fees in accordance with this Article VI, provided that such Director is eligible under Article V of this Plan to defer such Fees at the date any such Fees are otherwise payable.

6.2 Timing of Elections.

(a) Deferral Elections. Each eligible Director who wishes to defer Fees under this Plan must make a written Deferral Election prior to the start of the calendar year for which the Fees would otherwise be earned, which Deferral Election shall be irrevocable as of the December 31 immediately preceding the calendar year in which the Fees are earned. Notwithstanding the foregoing, with respect to any Deferral Election made by a newly elected or appointed Director or Director who was not previously eligible to participate in the Plan and who does not participate in and has not for 24 months participated in any other nonqualified deferred compensation account balance plan that must be aggregated with the Plan pursuant to Code Section 409A), then the Deferral Election:

(i)	must be filed not later than 30 days after the date of initial eligibility,

(ii)	shall be effective only with respect to compensation for services to be performed subsequent to the election, and

(iii)	shall be irrevocable once made, for all Fees earned in that calendar year.

If a newly eligible Director fails to make a Deferral Election within 30 days of initial eligibility to participate, then such Director may make an initial Deferral Election (and Distribution Election, pursuant to Section 6.2(b) below) only with respect to Fees earned in subsequent calendar years.

A Deferral Election by a Participant shall be deemed to be continuing and therefore applicable to Fees to be paid in future years unless the Participant revokes or changes such election by filing a new Deferral Election form prior to the start of the calendar year for which the Fees would otherwise be earned or ceases to be a Participant. Notwithstanding any provision of the Plan to the contrary, a Deferral Election shall be automatically cancelled on the Participant’s Separation from Service and shall be without effect thereafter.

(b) Distribution Elections. Each Participant in the Plan as of December 31, 2008 shall file a Distribution Election with respect to the form of which his Stock Unit Account shall be paid in accordance with Section 8.1, with respect to all amounts deferred on his behalf under the Plan whether before or after December 31, 2008, and such Distribution Election shall be filed no later than December 31, 2008 and shall become irrevocable on December 31, 2008. Each Participant who becomes a Participant in the Plan after December 31, 2008 shall file a Distribution Election at the same time and in the same manner as the Participant’s initial Deferral Election. A Participant may not change or modify his Distribution Election after it has become irrevocable. If no Distribution Election is filed pursuant to this Section 6.2, then Section 6.3 shall apply.

6.3 Form of Election. A Deferral Election and Distribution Election shall be made by completing and filing the specified election form with the Secretary of the Company within the applicable period described in Section 6.2. In the event Directors’ Fees are increased or decreased during any calendar year, a Participant’s election in effect for such year will apply to the specified percentage of Fees as increased or decreased.

In any situation in which the Committee is unable to determine the method of payment because of incomplete, unclear, or uncertain instructions in a Participant’s Distribution Election form, or if no such form is on file with respect to a Participant, then the Participant will be deemed to have elected a lump sum distribution.

6.4 Establishment of Stock Unit Account. The Company will establish a Stock Unit Account for each Participant. All Fees deferred pursuant to this Article VI shall be credited to the Participant’s Stock Unit Account as of the date the Fees would otherwise have been paid to the Participant (the “Deferral Date”) and converted to Stock Units as follows: The number of Stock Units shall equal the deferred Fees divided by the Fair Market Value of a Share on the Deferral Date, with fractional units calculated to at least three (3) decimal places.

6.5 Credit of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to (a) the per-share cash dividend payable with respect to a Share on such dividend payment date, (b) multiplied by the number of Stock Units held in the Stock Unit Account attributable to deferred Fees as of the close of business on the record date for such dividend, (c) divided by the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing formula and, if their value is not readily determinable, shall be credited “in kind” to the Participant’s Stock Unit Account.

ARTICLE VII

DIRECTOR STOCK AWARDS

7.1 Qualification and Amount. Participants will be entitled to receive, effective immediately following each annual meeting of Shareholders, an annual Director Stock Award equal to the number of Stock Units derived by dividing (a) the amount of the annual retainer fee to be paid to Participants for the year in question by (b) the Fair Market Value of a Share on the date immediately preceding the date of the annual meeting. Notwithstanding any other provision, however, a Participant shall not be entitled to receive an annual Director Stock Award if such award would violate the ownership limits set forth in Section 5.3. The Director Stock Award shall be automatically credited to the Participant’s Stock Unit Account.

7.2 Vesting. A Participant’s annual Director Stock Award will be fully vested and nonforfeitable when granted.

7.3 Credit of Dividends and Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to (a) the per-share cash dividend payable with respect to a Share on such dividend payment date, (b) multiplied by the number of Stock Units held in the Stock Unit Account attributable to Director Stock Awards as of the close of business on the record date for such dividend, (c) divided by the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing formula and, if their value is not readily determinable, shall be credited “in kind” to the Participant’s Stock Unit Account.

ARTICLE VIII

SETTLEMENT OF STOCK UNITS AND DIRECTOR STOCK AWARDS

8.1 Payment Options. The Participant’s Distribution Election submitted pursuant to Section 6.2(b) shall specify whether the Participant’s Stock Unit Account is to be settled by delivering to the Participant (or his or her beneficiary) the number of Shares equal to the number of whole Stock Units then credited to the Participant’s Stock Unit Account, in (a) a lump sum, or (b) substantially equal annual installments over a period not to exceed ten (10) years. If, upon lump sum distribution or final distribution of an installment, less than one whole Stock Unit is credited to a Participant’s Stock Unit Account, cash will be paid in lieu of fractional shares on the date of such distribution based on the Fair Market Value of a Share on the date of payment.

8.2 Payment Timing. Shares payable pursuant to Section 8.1 shall be distributed in a lump sum or in up to ten (10) annual installments to the Participant commencing on the ninetieth (90th) day following the Participant’s Separation from Service, in accordance with his Distribution Election. If a Participant has elected distribution of his Stock Unit Account in installments, each subsequent installment distribution shall be made on the January 15 of each subsequent calendar year.

8.3 Continuation of Dividend Equivalents. If payment of Stock Units is deferred and paid in installments, the Participant’s Stock Unit Account shall continue to be credited with dividend equivalents as provided in Sections 6.5 and 7.3.

8.4 In Kind Dividends. If any “in kind” dividends were credited to the Participant’s Stock Unit Account under Sections 6.5 or 7.4, such dividends shall be payable to the Participant in full on the date of the first distribution of Shares under Section 8.1.

ARTICLE IX

SPECIAL ONE-TIME DIRECTOR STOCK AWARDS

9.1 Special One-Time Director Stock Awards. Subject to Section 9.2, Participants who were Directors as of May 1, 1997, received a Special One-Time Director Stock Award as follows:

Name of Director	Special One-Time Director Stock Award
Robert M. Baylis	7,000 Shares
Ann Dore McLaughlin	7,000 Shares

9.2 Vesting. All Special One-Time Director Stock Awards are fully vested.

9.3 Conversion and Payment of Special One-Time Director Stock Awards. The Company will convert Special One-Time Director Stock Awards into Shares upon an eligible Participant’s Separation from Service. The Company will distribute Special One-Time Director Stock Awards pursuant to the Participant’s Distribution Election in accordance with Sections 81. and 8.2.

ARTICLE X

UNFUNDED STATUS

The interest of each Participant in any Fees deferred under this Plan (and any Stock Units or Stock Unit Account relating thereto) or in any Director Stock Award or in any Special One-Time Director Stock Award shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units (and, if any, “in kind” dividends) credited thereto, Director Stock Awards and Special One-Time Director Stock Awards shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

ARTICLE XI

DESIGNATION OF BENEFICIARY

Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive the benefits credited to the Participant’s Stock Unit Account in the event of such Participant’s death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant’s death.

ARTICLE XII

ADJUSTMENT PROVISIONS

In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Board or Committee to be appropriate to prevent dilution or enlargement of Participants’ rights under this Plan, then the Board or Committee will make an adjustment, if any, determined in its sole discretion to be appropriate or necessary, in the number or kind of Shares to be delivered upon settlement of Stock Unit Accounts, Director Stock Awards or Special One-Time Director Stock Awards under Articles VIII or IX.

ARTICLE XIII

PLAN CONSTRUCTION

It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule l6b-3 under the Exchange Act in the connection with the deferral of Fees so that Participants will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. Any contrary interpretation of the Plan shall be avoided.

ARTICLE XIV

GENERAL PROVISIONS

14.1 No Right to Continue as a Director. Nothing contained in this Plan will confer upon any Participant any right to continue to serve as a Director.

14.2 No Shareholder Rights Conferred. Except for dividend equivalents under Section 6.5 and Section 7.3, nothing contained in this Plan will confer upon any Participant any rights of a shareholder of the Company unless and until Shares are in fact converted, issued or transferred to such Participant in accordance with Articles VII or VIII.

14.3 Change to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company’s shareholders at the next annual meeting of shareholders having a record date after the date such action was taken if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted or if the Board determines in its discretion to seek such shareholder approval.

To the extent applicable, this amended and restated Plan shall be interpreted in accordance with Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company determines that any compensation or benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Company shall amend the Plan or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving the economic agreement of the parties. Any other provision of the Plan to the contrary notwithstanding, in the event that the IRS prevails in its claims that amounts contributed to the Plan, and/or earnings thereon, constitute taxable income to the Participant or his designated beneficiary for any taxable year of his, prior to the taxable year in which such contributions and/or earnings are distributed to the Participant or beneficiary, or in the event that legal counsel satisfactory to the Company, the trustee and the applicable Participant or beneficiary renders an opinion that the IRS would likely prevail in such a claim, the amount subject to such income tax shall be immediately distributed to the Participant or beneficiary.

Any such amendment, modification, cancellation, or termination of the Plan may adversely affect the rights of a Participant without the Participant’s consent.

14.4 Consideration. The consideration for Shares issued or delivered in lieu of payment of Fees will be the Director’s service during the period to which the Fees paid in the form of Shares related.

14.5 Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with this Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities or tax law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, the Company’s Articles of Amendment and Restatement of Articles of Incorporation, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

14.6 Limitations on Transferability. Stock Units, Director Stock Awards, Special One-Time Director Stock Awards and any other right under the Plan that may constitute a “derivative security’ as generally defined in Rule 16a-l(c) under the Exchange Act will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated beneficiary in the event of a Participant’s death); provided, however, that such rights may be transferred to one or more trusts or other beneficiaries during the lifetime of the Participant in connection with the Participant’s estate planning, but only if and to the extent then permitted under Rule 16b-3 and consistent with the terms of this Plan (including, but not limited to, the requirements of Section 5.3), the registration of the offer and sale of Shares on Form S-8 or a successor registration form of the Securities and Exchange Commission. Stock Units, Director Stock Awards, Special One-Time Director Stock Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors.

14.7 Governing Law. The validity, construction and effect of the Plan and any agreement hereunder will be determined in accordance with the Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of Maryland, without giving effect to principles of conflicts of laws, and applicable federal law.

14.8 Plan Termination. Unless earlier terminated by action of the Board or Executive Committee of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

CERTIFICATE OF SECRETARY

I, the undersigned, Elizabeth A. Abdoo, Executive Vice President, General Counsel and Secretary of Host Hotels & Resorts, Inc. (the “Corporation”), do hereby certify that the attached copy of the Host Hotels & Resorts, Inc. Non-Employee Directors’ Deferred Stock Compensation Plan as amended and restated effective as of January 1, 2008 (the “Plan”) is a true and correct copy of the Plan and that there have been no amendments or modifications to the Plan that are not reflected in this copy.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of the Corporation as of the 19th day of December, 2008.

/s/ ELIZABETH A. ABDOO